Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-200365
Prospectus Addendum to
the Prospectus dated November 19, 2014

Morgan Stanley

DEPOSITARY SHARES
EACH REPRESENTING 1/1,000TH OF A SHARE OF
FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK,
SERIES F

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated November 19, 2014 of Morgan Stanley. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated November 21, 2011, or to any sections of that document, should refer instead to the accompanying prospectus dated November 19, 2014, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated November 19, 2014 supersedes the prospectus dated November 21, 2011.

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 19, 2014